                                 PURCHASEPRO.COM
                          PREFERRED SUPPLIER AGREEMENT


THIS PREFERRED SUPPLIER AGREEMENT ("AGREEMENT") IS ENTERED INTO BETWEEN PURCHASEPRO.COM, INC., WITH ITS OFFICES AT 3291 NORTH BUFFALO DRIVE, SUITE 2, LAS VEGAS, NEVADA 89129 ("PURCHASEPRO") AND WATTAGE MONITOR, WITH ITS OFFICES AT 1100 KIETZKE LANE, RENO, NEVADA 89502 ("CUSTOMER") AS OF THE DATE THIS AGREEMENT IS SIGNED BY PURCHASEPRO (THE "EFFECTIVE DATE").

Capitalized terms used in this Agreement shall have the meanings given them in Exhibit B or in the context in which the term is used, as the case may be.



1. PREFERRED SUPPLIER SERVICES. Subject to the terms and conditions of this Agreement, PurchasePro shall provide to Customer the products and services with usage specifications and limitations as set forth in Exhibit A attached hereto (the "Preferred Supplier Services"), including all standard updates, modifications and enhancements to, and versions of, such products and services as such become generally available from PurchasePro.

2. PREFERRED SUPPLIER SERVICES FEE. As payment for the Preferred Supplier Services, Customer shall pay PurchasePro the fees identified in Exhibit A (the "Preferred Supplier Services Fee"). The Preferred Supplier Services Fee is exclusive of any taxes imposed by reason of this Agreement and Customer shall remain solely responsible for payment of such taxes (excluding taxes based on PurchasePro's net income).

3. TERM. The term of this Agreement shall begin on the Effective Date and expire on the second (2nd) anniversary of the Effective Date. If either party breaches any material term, condition or covenant contained in this Agreement and does not cure such breach within thirty (30) days after receipt of written notice thereof from the other party (i.e., the party not in breach), the party not in breach may terminate this Agreement, effective immediately upon written notice to the breaching party. Upon expiration or termination of this Agreement for any reason, the Preferred Supplier Services shall be immediately discontinued and Customer shall immediately discontinue all use of and return to PurchasePro all copies of any written or electronic information which is the property of PurchasePro and was furnished or otherwise provided to Customer pursuant to, or as a result of, this Agreement. In addition, all financial obligations of the parties under this Agreement shall be settled within fifteen (15) days of the expiration or termination of this Agreement for any reason. The following Sections shall survive expiration or termination of this Agreement for any reason:
     Section 3 of the mainbody of this Agreement; Section 3 of Exhibit A; and Sections 1, 2, 4, 5, 6, 8 and 11 of Exhibit B.

4. ENTIRE AGREEMENT. This Agreement (inclusive of Exhibits A and B attached hereto, which are hereby incorporated by reference) contains the entire agreement of the parties and supercedes any and all prior representations or agreements, whether oral or written, relating to the subject matter of this Agreement. In the event any provision set forth in the mainbody of this Agreement conflicts with any provision contained in either of the Exhibits attached to this Agreement, the provision contained in the mainbody of this Agreement shall govern.


IN WITNESS WHEREOF, the parties acknowledge that they have read, understood and have executed this Agreement below and agree to be bound by its terms.


PURCHASEPRO.COM, INC.                                 WATTAGE MONITOR INC.                ("CUSTOMER")
                                                      ------------------------------------

By: /s/  Christopher P. Carton                        By:  /s/ Gerald R. Alderson
       -------------------------------------               ------------------------------------------------
Date: November 20, 2000                               Date:  November 18, 2000
      --------------------------------------                 ----------------------------------------------


Official Notice should be sent to:                    Official Notice should be sent to:

SVP Sales & Strategic Development                     Name      Gerald R. Alderson
PurchasePro.com, Inc.                                           -------------------------------------------
3291 North Buffalo Drive #2                           Company   Wattage MOnitor Inc.
Las Vegas, Nevada 89129                                         -------------------------------------------
                                                      Address   1100 Kietzke Lane
                                                                -------------------------------------------
                                                                Reno, Nevada  89502
                                                                -------------------------------------------
                                                      Phone     775-327-6000
                                                                -------------------------------------------

with a copy to:
General Counsel
PurchasePro.com
3291 North Buffalo Drive #2
Las Vegas, Nevada 89129
702.316.7000

                                                    Preferred Supplier Agreement
--------------------------------------------------------------------------------

                                    EXHIBIT A

                      PREFERRED SUPPLIER SERVICES AND FEES

1.   SCOPE OF SALES AND MARKETING SERVICES

     PURCHASEPRO AGREES TO ESTABLISH CUSTOMER AS A PREFERRED SUPPLIER BY PROVIDING THE FOLLOWING PREFERRED SUPPLIER SERVICES:

     A. Designating Customer as a preferred supplier on the Global Marketplace, which shall include preferred placement of Customer on the Global Marketplace including but not limited to prominent placement on the PurchasePro corporate home page (rotation), welcome login page, preferred listing in searches (including, without limitation, based on keywords) and placement on PurchasePro's partner page.

     B. Co-marketing Customer as a preferred supplier to current and future Private Marketplaces. Customer understands and agrees that its designation and/or placement on any Private Marketplace is subject to the sole discretion of the owner of each such Private Marketplace who shall have final authority on and approval of Customer's designation and/or placement on or inclusion into such Private Marketplace. If and only to the extent that the owner of such Private Marketplace has approved such designation and placement, PurchasePro shall designate and place Customer as a preferred supplier on such Private Marketplace in a manner substantially similar to Customer's designation and placement on the Global Marketplace.

     C. Including Customer in all sales and marketing materials of PurchasePro that PurchasePro generally uses to promote other entities who are similarly situated to Customer and who have entered into a preferred supplier agreement with PurchasePro that is substantially similar to the Agreement. PurchasePro agrees that Wattage Monitor will be similarly situated to all other Preferred Suppliers. Any such materials shall be similar in all material respects to similar marketing materials for such other entities. Such materials shall include the following:


         - At least one feature per year in trade shows specific to Customer's industry.
         - Two features per year in PurchasePro preferred supplier "virtual tradeshow."
         - At least one feature per year in PurchasePro quarterly "e-zine" newsletter.
         - Monthly promotional feature on PurchasePro's preferred supplier promotions page (unlimited impressions).
         - Opt-in email to all PurchasePro members introducing new preferred suppliers.
         - Inclusion in all field sales marketing collateral that PurchasePro generally makes available to preferred suppliers similar to Customer, including placement of Customer's name on a preferred supplier page in PurchasePro marketing kit and in PurchasePro field sales PowerPoint presentations.

     D. Where applicable, cooperating with Customer on joint sales calls, trade shows and other events upon the reasonable request of Customer.

     E. Provide a limited, non-exclusive license to Customer for the use of PurchasePro's trademarks, trade name, and logo in Customer's promotional materials. All use of PurchasePro trademarks, trade name and logo by Customer must be approved in writing by PurchasePro.


     CUSTOMER AGREES TO:

     A. Recommend PurchasePro as an e-commerce solution to its customers, which shall include Customer's providing mutually agreed-upon prominent banner placement and links to the PurchasePro homepage on Customer's web site(s).

     B. Where applicable, cooperate with PurchasePro on joint sales calls, trade shows and other events upon the reasonable request of PurchasePro.

     C. Cooperate with PurchasePro on working toward utilizing currently available technology to promote Customer and facilitate transactions and traffic.

     D. Cooperate with PurchasePro and comply promptly with all reasonable requests, subject to the limitations set forth in the Agreement, with respect to the establishment of Customer as a preferred supplier and designate a project manager authorized to act on behalf of Customer in connection with the performance by Customer of its obligations hereunder.

     E. Provide a limited, non-exclusive license to PurchasePro for the use of Customer's trademarks, trade name and logo, as directed by Customer, in promotional materials of PurchasePro that PurchasePro generally uses to list other preferred suppliers similarly situated to Customer, users, alliances and/or partners designated and/or placed on the Global Marketplace.

     F. Pay all amounts for which Customer is obligated hereunder, in such manner and at such times as set forth herein.

2. PARTNERSHIP MANAGEMENT. PurchasePro and Customer shall each assign an employee to serve as an account manager/partnership manager or equivalent in an effort to maximize the business and financial benefits to each party under the Agreement.

3.   PAYMENT & BILLING.

                                                    Preferred Supplier Agreement
--------------------------------------------------------------------------------

     A. PREFERRED SUPPLIER SERVICES FEE. Customer shall pay PurchasePro Two Hundred and Fifty Thousand Dollars ($250,000) annually for the right to be a preferred supplier (the "Preferred Supplier Services Fee"), subject to the restrictions set forth in this Agreement, payable in four (4) consecutive quarterly installments of Sixty Two Thousand and Five Hundred Dollars ($62,500) each, with the first such payment due sixty days after the Effective Date and each subsequent payment due and payable three (3) months after the due date of the immediately preceding payment.

     B. SUBSCRIPTION FEE SALES COMMISSION. Within sixty (60) days after the end of each calendar quarter during the term of the Agreement, PurchasePro shall pay Customer a sales commission equal to twenty-five percent (25%) of the Net Subscription Fees paid to PurchasePro during such calendar quarter by any person or entity who becomes a Member in the Global Marketplace through Customer's preferred supplier placement.

     C. TRANSACTION FEE REVENUE SHARE. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, Customer shall pay PurchasePro a transaction fee equal to twenty-five (25%) of the total dollar amount of all fees accepted by Customer during such calendar quarter through the Global Marketplace or any Private Marketplaces in which Customer is a preferred supplier.

                                                    Preferred Supplier Agreement
--------------------------------------------------------------------------------

                                    EXHIBIT B

                                 PURCHASEPRO.COM
               MARKETPLACE SERVICES STANDARD TERMS AND CONDITIONS

1. CONFIDENTIALITY. Each party (the "Furnishing Party") acknowledges and agrees that in order to further the performance of this Agreement, it may be required to disclose to the other party (the "Receiving Party") certain confidential information, including but not limited to methods, processes, configurations, intended uses information concerning its services and web sites, technology, software, tools, business, or plans for the future in connection with any of the foregoing, information concerning customers, suppliers, personnel, and other business relationships, sales and marketing plans, financial information other confidential information, all of which shall be deemed the "Confidential Information" of the Furnishing Party for the purposes of the Agreement if, with respect to such information disclosed in tangible form, it is marked "Confidential" or its equivalent or would reasonably be considered of a confidential nature, and, with respect to such information disclosed orally, it is identified as confidential at the time of disclosure. The Receiving Party shall, and shall cause its employees and agents to, strictly maintain the confidentiality of the Confidential Information of the Furnishing Party and not disclose, disseminate or otherwise give such Confidential Information to any other person, firm, organization or third party, except for an employee or agent of the Receiving Party who has a reasonable need to obtain access thereto in connection with the performance of the Receiving Party's obligations and/or exercise of the Receiving Party's rights under the Agreement and who has agreed in writing to not disclose, and not to use for any other purpose, such Confidential Information. Except as otherwise provided herein, all Confidential Information furnished or otherwise disclosed by the Furnishing Party to the Receiving Party in the course of performing under the Agreement will remain the property of and be deemed proprietary to the Furnishing Party. Notwithstanding the foregoing, "Confidential Information" will be deemed to exclude any particular information that, as evidenced by written documentation: (i) is or becomes publicly known to the Receiving Party without violation of this Agreement; (ii) is already known to the Receiving Party without restrictions at the time of its disclosure by the Furnishing Party; (iii) is independently developed by the Receiving Party without reference to the Furnishing Party's Confidential Information; (iv) after its disclosure by the Furnishing Party, is made known to the Receiving Party without restrictions by a third party having the right to do so; or (v) is legally required to be disclosed by the Receiving Party pursuant to a judicial order from a court of competent jurisdiction (provided that the Receiving Party promptly informs the Furnishing Party of the requirement and affords the Furnishing Party a reasonable opportunity to contest the required disclosure). Each party's obligations under this Section 1 shall survive expiration or termination of the Agreement for any reason.

2. LIMITED WARRANTIES, INDEMNITY AND DISCLAIMER. PurchasePro warrants and represents that it has full title and ownership of intellectual property delivered in conjunction with the Marketplace Services and has the full power and authority to perform its obligations under the Agreement. PurchasePro will defend Customer from and against any claim or action brought against Customer alleging that its performance of the Marketplace Services infringe any valid U.S. patent, copyright, trade secret or proprietary right of a third party, provided that Customer (a) promptly gives written notice to PurchasePro of any such claim or action, (b) gives PurchasePro the right to control and fully cooperates with PurchasePro in the defense of such claim or action, (c) has not made or caused to be made any modifications to the Marketplace Services, and (d) has not used the Marketplace Services other than as specified in the Agreement or in any documentation delivered in connection with the Marketplace Software Product, and PurchasePro will pay any final award of damages against Customer resulting from such claim or action, including any attorneys fees and costs awarded, or any settlement amount agreed to by PurchasePro. Customer's sole and exclusive remedy for any breach of warranty shall be commercially reasonable efforts to correct the non-conformity or, if incapable of being corrected, termination of the Agreement and refund of any consideration paid by Customer pursuant to the Agreement. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE MARKETPLACE SERVICES ARE PROVIDED TO CUSTOMER "AS IS", PURCHASEPRO MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THIS AGREEMENT OR THE MARKETPLACE SERVICES AND, TO THE MAXIMUM EXTENT PERMITTED BY LAW, SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, AND THE FOREGOING STATES PURCHASEPRO'S ENTIRE LIABILITY AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY.

3. ASSIGNABILITY. Customer may not assign the Agreement without the prior written consent of PurchasePro and any attempt to do so will be void; provided that Customer shall have the right to assign this Agreement without the permission of PurchasePro to an entity that acquires all or substantially all of the assets of Customer or to any subsidiary or affiliate or successor in a merger or acquisition of Customer provided that the assignee agrees in writing to be bound by the terms of the Agreement prior to such assignment. All the terms and provisions of the Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, assigns and legal representatives.

4. OWNERSHIP OF INTELLECTUAL PROPERTY. Customer understands and agrees that PurchasePro owns and retains all right, title and interest in any services, software products, intellectual property rights, source code, documentation, any future modifications and all related materials that may be provided by PurchasePro under the terms of the Agreement.

5. OWNERSHIP AND USE OF DATA. For all Customer Information, Supplied Data, Transaction Data and Sanitized Transaction Data:
   1)    Customer shall own all Customer Information and Supplied Data.
   2) Customer shall, with respect to any particular transaction, jointly own along with the other party(ies) to such transaction, without any rights of attribution or accounting, the Transaction Data for such transaction; provided that such ownership shall be subject to the ownership and use rights of PurchasePro set forth in these Terms and Conditions.
   3) PurchasePro and Customer jointly own, without any obligation of accounting or attribution to each other, and may freely use or disclose as they individually determine, Sanitized Transaction Data.
   4) Customer hereby acknowledges and agrees that, in addition to all other rights of PurchasePro hereunder, PurchasePro will retain possession of, and make use of, copies of the Customer Information, Supplied Data, Transaction Data and Sanitized Transaction Data in connection with the establishment and operation (including, without limitation, the facilitation of transactions within) of the Global Marketplace and any Private Marketplace in which Customer has been placed as a preferred supplier and otherwise meeting PurchasePro's obligations/responsibilities and exercising its rights under the Agreement. PurchasePro's use of the Customer Information, Supplied Data, Transaction Data and Sanitized Transaction Data may include the storage, display, parsing, modification, reproduction, copying, transmission, translation, performance, publication, broadcast, preparation of derivative works or dissemination thereof.

Except as otherwise set forth in the Agreement, PurchasePro shall maintain the confidentiality of, and shall not disclose, disseminate or provide to any other person, firm, organization or third party (except for employees, agents, contractors, advisors or representatives of PurchasePro who have a reasonable need to know), Customer Information, Supplied Data and Transaction Data; provided, however, that the foregoing shall not apply to User Information, Supplied Data or Transaction Data that: (i) is or becomes publicly known without violation by PurchasePro of the Agreement; (ii) is already known to PurchasePro without restrictions at the time of its disclosure to PurchasePro; (iii) after its disclosure to PurchasePro, is made known to PurchasePro without restrictions by a third party having the right to do so; (iv) is legally required to be disclosed by PurchasePro pursuant to a judicial order from a court of competent jurisdiction; or (v) is "Public Information" (i.e., information regarding the Customer, its products and services which is public in the normal course of Customer's business and operations and/or which is necessarily and appropriately public (and accessible by third parties within a Marketplace) to enable the working of transactions within a Marketplace).

6. RESOLUTION OF DISPUTES. In the event of a dispute between the parties arising under the Agreement, the parties shall submit to binding arbitration in Las Vegas, Nevada before a single arbitrator knowledgeable with respect to the subject matter of the Agreement under the Commercial Arbitration Rules of the American Arbitration Association, except that temporary restraining orders or preliminary injunctions, or their equivalent, may be obtained from any court of competent jurisdiction. The decision of the arbitrator shall be final and binding with respect to the dispute subject to the arbitration and shall be enforceable in any court of competent jurisdiction. If any arbitration or litigation is commenced between or among parties to the Agreement or their personal representatives concerning any provisions of the Agreement, or the rights and duties of any person in relation thereto, the court or arbitrator, as the case may be, may award to the party or parties prevailing in such arbitration or litigation, in addition to such other relief as may be granted, a reasonable sum for their attorneys' fees.

7. FORCE MAJEURE. Each party to the Agreement shall be excused from any delay or failure in its performance thereunder, other than for payment of money, caused by any disruption or slow speed of the Internet, break-downs of security or introduction of computer viruses (and the like) by third parties, any labor dispute, government requirement, act of God, or any other cause beyond its control. Such party shall use best efforts to cure any such failure or delay in performance arising from a force majeure condition, and shall timely advise the other party of such efforts. If such delay continues for more than ten (10) days, the party injured by the inability of the other to perform may upon ten
(10) days prior written notice terminate the Agreement.

8. LIMITATIONS ON LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND OR AMOUNT, REGARDLESS OF LEGAL THEORY (INCLUDING TORT, BREACH OF CONTRACT OR STRICT LIABILITY)

                                                    Preferred Supplier Agreement
--------------------------------------------------------------------------------

ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT. THE MAXIMUM LIABILITY OF PURCHASEPRO TO CUSTOMER HEREUNDER SHALL NOT EXCEED, IN THE AGGREGATE AND IN ANY CIRCUMSTANCES, THE TOTAL CONSIDERATION PAID TO PURCHASEPRO BY CUSTOMER PURSUANT TO THE AGREEMENT.

9. DEFINITIONS. To the extent any capitalized term is used but not defined in the Agreement, such term shall have the meaning ascribed to it below:

   (a) CUSTOMER INFORMATION. Information or data (including, without limitation, registration, enrollment and profile data) contained in a Marketplace provided by Customer about Customer that specifically identifies Customer.
   (b) GLOBAL MARKETPLACE. The Marketplace for which PurchasePro is the designated owner.
   (c) MARKETPLACE. An electronic commerce environment generated by PurchasePro's proprietary Marketplace software product in which multiple prospective buyers/suppliers of products and/or services who have been registered into such environment have access to other buyers/suppliers for the purpose of transacting purchases and/or sales of products and/or services within such environment.
   (d) MARKETPLACE SERVICES. The services provided by PurchasePro for Customer as set forth under the terms of the Agreement.
   (e) MEMBER. An entity or person to which PurchasePro has issued and/or confirmed a unique user identification and password for a particular Marketplace, which user identification and password are unique to such entity or person and enable such entity or person to access and use such Marketplace.
   (f) NET SUBSCRIPTION FEE. A Subscription Fee MINUS any and all sales or other commissions and royalties, sales or use taxes (and similar taxes, such as VAT) and credits that are payable with respect to such Subscription Fee.
   (g) PRIVATE MARKETPLACE. A Marketplace established for an entity other than PurchasePro pursuant to a license of PurchasePro's proprietary Marketplace software product to such entity. Such entity is the designated owner of such Marketplace.
   (h) SANITIZED TRANSACTION DATA. Transaction Data exclusive of, or after removal of information that specifically identified Customer or any Member, and which exists: (i) in an anonymous form as part of an aggregation of multiple transactions conducted in whole or part over or through use of the Marketplace; (ii) in a "blinded" fashion, exclusive of, or after removal of, information which specifically identifies Customer or any Member; and (iii) in the form of statistical data, usage information, reports and analysis based upon Sanitized Transaction Data (as defined in the foregoing items (i) and (ii)).
   (i) SUBSCRIPTION FEE. A periodic (e.g., monthly) fee charged to Members for access to the Global Marketplace.
   (j) SUPPLIED DATA. Catalog or product information and pricing data provided by Customer for Customer and contained in a Marketplace.
   (k) TRANSACTION DATA. Information and data characterizing, describing, relating to or comprising transactions (e.g., the sale and purchase of goods and services) between Customer and a Member which are conducted in whole or part over or through use of any Marketplace. Transaction Data also includes, for any transaction to which Customer is a party, information or data relating to the parties of such transaction other than Customer which is communicated or furnished by such parties to Customer or otherwise obtained by Customer in the course of such transaction.

10. PUBLIC STATEMENTS. Neither party will issue any press release, excluding statements that are mandated by state and federal securities laws, regarding the terms and conditions of the Agreement and/or the details of the relationship between the parties contemplated hereby without the prior written approval of the other party (which will not be unreasonably conditioned, withheld, or delayed).

11. GENERAL. The relationship of the parties under the Agreement is that of independent contractors, and neither party's personnel shall be considered employees or agents of the other party to the Agreement. If any term, clause or provision of the Agreement is at any time judged to be invalid for any reason, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be considered to have been deleted from the Agreement. No party to the Agreement shall be deemed to have waived any rights under, or as the result of any default under or breach of, the Agreement unless the waiver is set forth in a writing signed by the party. Any waiver of any default or breach of the Agreement shall not be construed to constitute a waiver of any other default or breach whether similar or not. The Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles). The Agreement may be amended or modified only by a writing signed by an authorized representative of each party.

12. NOTICES. All notices and other communications under the Agreement shall be in writing and shall be deemed to have been duly given as of the date of delivery shown on the receipt if mailed at a post office in the United States, postage prepaid, return receipt requested, or via nationally recognized overnight courier, to the addresses set forth below the signatures of each party in the Agreement. Either party may from time to time by written notice to the other designate another address, which shall thereupon become its effective address for the purposes of the Agreement.

13. U.S. DOLLARS. All payments hereunder by either party shall be made in U.S. dollars.

16. MEMBERSHIP AND EXPORT RESTRICTIONS. Customer shall comply with all applicable laws, rules and regulations, including without limitation the United States Foreign Corrupt Practices Act and all applicable United States export control laws and regulations, in connection with its performance of this Agreement and the establishment and operation of Customer's Marketplace. Without limiting the preceding sentence, Customer shall not permit any residents of any countries to which the export or import of commodities and technical data is prohibited by the Export Administration Regulations of the U. S. Department of Commerce, the international Traffic In Arms Regulations of the U. S. Department of State or the Enhanced Proliferation Control Initiative (collectively, "U.S. Export Controls") to become members or to conduct any transactions on Customer's Marketplace, and customer shall not export or re-export or permit the export or re-export of the Marketplace Software Product in violation of any U.S. Export Control.